Exhibit 10.12

Land Lease Agreement
(English Translation)

Party A: Henan Gengsheng Refractories Co., Ltd.

Party B: Yangli Village Council, Dayugou Town, Gongyi City

Party C: People’s Government of Dayugou Town of Gongyi City

(collectively, the "Parties")

Through negotiation, the Parties hereby enter into the following agreement with regard to land use which is designed in a way of lease first and then expropriation for land of 56 Chinese acres located in Xihewan of Yangli Village to Henan Gengsheng Refractories Co., Ltd.

1.    Under the precondition of lease first and then expropriation, Party A shall lease from Party B land located in Xihewan as the planned construction land for the new project of Party A. The gross area is 56 Chinese acres. The east, south, west and north boarder of the land is: East is the mutually-used wall with Jinglong Coal Mine; South is Dust Gable; West is boundary of farmland of Baimiao; North is the canal. The land survey from Dayugou Town government is adopted for reference.

2.    Rent. The total amount is Fifty-six Thousand RMB (56,000RMB) which is calculated on the basis of one thousand RMB (1,000RMB) for every Chinese acre per year. It is calculated from the date that this agreement is executed.

3.    Payment of rent. Pay in full before December 31 each year.

4.    Before the expropriation of the land, the lease and rent payment shall follow the methods provided under Article 2 and 3. Following the expropriation, the related land expropriation procedures should be conducted. This agreement shall become invalid automatically from the date that all the land expropriation procedures are completed.

5.    During the land lease term, Party B has the covenant not to conduct any activities that may affect adversely the company plan, advice, manufacturing, management, traffic and daily life. Party B shall bear the economic losses in connection with the disputes. Party A may deduct that amount from the rent.

6.    If the program project stops unfinished due to unexpected reasons, Party A has the obligation to restore the original acreage of the cultivated land for Party B.

7.    Party C has the obligation to coordinate and testify in connection with the agreement.

8.    This agreement is available in 6 copies, with two copies held by each of Party A Party B and Party C.

9.    This agreement shall become effective upon execution and the affixing of the official seal of each of the parties.

Date: February 9, 2006

Party A: Henan Gengsheng Refractories Co., Ltd
(Corporate Seal)

Party B: Yangli Village Council, Dayugou Town
(Official Seal)

Party C: People’s Government of Dayugou Town of Gongyi City
(Official Seal)